UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2010

LINDSAY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 North 111th Street Omaha, Nebraska	68164
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 829-6800

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 22, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Lindsay Corporation (the “Company”) adopted the Management Incentive Plan for the Company’s fiscal year ending August 31, 2011 (“2011 MIP”) under which the Company’s senior officers can earn annual cash incentive awards. Each current employee who will be a named executive officer in the Company’s proxy statement for its 2011 annual meeting is a participant in the 2011 MIP. The 2011 MIP was adopted pursuant to and is subject to the terms of the Management Incentive Umbrella Plan approved by stockholders on January 26, 2009.

The 2011 MIP establishes target bonus amounts for each participating officer ranging from 35% to 60% of such officer’s base salary. Participants are eligible for awards of between 0% and 200% of their target bonus depending on the achievement of certain Company financial performance criteria and individual performance criteria. The Company financial performance component and individual performance component are weighted as 80% and 20% of the overall performance criteria for each participant, respectively. The Company financial performance component is based on achieving stated goals for fiscal 2011 revenue, operating margin and average working capital to sales, with target bonuses for these subcomponents keyed to the Company’s fiscal 2011 operating budget. For certain officers, the Company financial performance component also includes additional subcomponents relating to a specific market segment or operational area over which those officers have direct responsibility or control. The amount of bonus awarded under the individual performance component is dependent upon an officer’s personal performance as evaluated using individual performance objectives established by the Committee for each participating officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2010	LINDSAY CORPORATION

	By:	/s/ David B. Downing

David B. Downing, Chief Financial Officer